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                                                                                              Exhibit 11
                                                                                              ----------

                       FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS AND
                       -----------------------------------------------------------
                                      FIRST UNION MANAGEMENT, INC.
                                      ----------------------------
                            Statements Re:  Computation of Per Share Earnings
                            -------------------------------------------------
                                  (In thousands, except per share data)


                                                                 Three Months Ended               Nine Months Ended
                                                                    September 30,                   September 30,
                                                                 ------------------               ------------------
                                                                 1995         1994              1995           1994
                                                                 ----         ----              ----           ----
 Shares Outstanding
    For computation of primary net
      income per share -
      Weighted average                                           18,163          18,107           18,160        18,115
                                                                 ======          ======           ======        ======

    For computation of fully diluted
      net income per share -

      Weighted average, without
      regard to exercise of shares
      under share option, restricted
      stock or employee incentive
      plans                                                      18,110          18,104           18,100        18,109

      Weighted average of outstanding
      shares issued under restricted
      stock plan                                                     53               6               52             9

      Weighted average of shares issued
      under employee incentive plan                                 ---             ---                8
                                                                                                                   ---
      Weighted average of outstanding
      shares repurchased                                            ---             (3)              ---           (3)
                                                                 ------          ------           ------        ------
    Adjusted shares outstanding                                  18,163          18,107          18,160         18,115
                                                                 ======          ======          =======        ======

 Net Income                                                     $   520         $ 1,605          $32,550       $ 4,871
                                                                -------         -------          -------       -------

 Per Share - Primary and fully diluted:

    Income after litigation and proxy
     expenses(1)                                                $   .03         $   .09          $   .15       $   .27
    Capital gains(2)                                               ---              ---             1.64           ---
                                                               --------         -------          -------       -------
    Net income                                                  $   .03         $   .09          $  1.79       $   .27
                                                                =======         =======          =======       =======



(1)      In the three and nine months ended September 30, 1995, the registrant incurred professional fees of $320,000, or $0.02 per share, and $1,420,000, or
         $.08 per share, respectively, in regard to litigation and a proxy contest with a minority shareholder.

(2) In January 1995, the registrant sold its 50% interests in two shopping malls resulting in a gain of approximately $29.9 million.
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